Exhibit 99

Eaton Second Quarter Operating Earnings Up 32 Percent
Second Quarter Operating Earnings Per Share of $1.09
2013 Earnings Guidance Midpoint Reduced by 2 Percent Due to Lower Global Growth
2013 Cooper Industries Integration Savings Increased by $25 Million, to $115 Million
DUBLIN, Ireland … Diversified industrial manufacturer Eaton Corporation plc (NYSE:ETN) today announced record sales and operating earnings, driven by the acquisition of Cooper Industries. Sales in the second quarter were $5.6 billion, 38 percent above the same period in 2012. Operating earnings for the second quarter of 2013, excluding charges of $39 million to integrate recent acquisitions, were $519 million, an increase of 32 percent over 2012. Operating earnings per share, which exclude charges of $0.05 per share to integrate recent acquisitions, were $1.09 for the second quarter of 2013. This result is a decrease of 5 percent from the second quarter of 2012, reflecting the shares issued as part of the acquisition of Cooper Industries and the purchase price accounting charges resulting from the transaction.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our second quarter operating earnings per share came in just below the midpoint of our guidance, despite softer market conditions than we expected at the start of the quarter. We were able to largely offset the lower revenue by generating higher operating margins, with our overall segment margin coming in at 15.6 percent, a quarterly record. This strong performance reflects our enhanced portfolio as a result of the Cooper Industries acquisition, Cooper integration savings, and our continued focus on productivity improvements.
“Our 38 percent sales growth in the second quarter consisted of a decline of 2 percent in core sales, offset by 40 percent growth from acquisitions,” said Cutler. “The decline in our core sales reflected soft conditions in several of our end markets, which have shown a continuation of the sluggish economic conditions experienced in many parts of the world during the second half of 2012 and in the first quarter of 2013.
“We entered 2013 expecting it would be a year of subpar global economic growth, leading to approximately 2 to 3 percent growth in our markets,” said Cutler. “With global economic growth coming in lower than our earlier expectations, we now believe our markets will grow just 1 percent in 2013.
“We generated strong cash flow in the second quarter, posting $609 million of operating cash flow, and after capital spending of $129 million, $480 million of free cash flow,” said Cutler. “With our markets in 2013 growing more slowly than expected, we have reduced our capital spending. We expect operating cash flow in 2013 to come in between $2.5 billion and $2.6 billion, about $100 million lower than our prior forecast, while capital expenditures are now estimated to be $650 million, $50 million lower than our prior forecast.
“As the Cooper integration has progressed, we have been able to realize synergy savings at a faster pace than we had expected,” said Cutler. “We now estimate 2013 synergy savings to be $115 million, $25 million higher than our prior estimate. For 2014, we now estimate synergy savings of $210 million, $30 million higher than our earlier estimate.
“We anticipate operating earnings per share for the third quarter of 2013, which exclude an estimated $64 million of charges to integrate our recent acquisitions, to be between $1.05 and $1.15,” said Cutler.
“We are reducing the top end of our guidance range for full year operating earnings per share by $0.20, reflecting lower expected market growth during 2013, and we are also narrowing the guidance range," said Cutler. “Accordingly, we now expect full year operating earnings per share to be between $4.05 and $4.25, a 2 percent reduction at the midpoint compared to our previous guidance range of between $4.05 and $4.45. Based on the $4.15 midpoint of our guidance, our operating earnings per share in 2013 will grow 5 percent.”
Business Segment Results
Sales for the Electrical Products segment were $1.8 billion, up 95 percent over the second quarter of 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits were $272 million. Excluding acquisition integration charges of $12 million during the quarter, operating profits were $284 million, up 88 percent over the second quarter of 2012.

“Our bookings in the Electrical Products segment were up 2 percent from the combined bookings of Eaton and legacy Cooper in the second quarter a year ago,” said Cutler. “We are pleased with the 16.2 percent operating margin in Electrical Products, reflecting a significant step up from the 14.7 percent we posted in the first quarter.”
Sales for the Electrical Systems and Services segment were $1.6 billion, up 78 percent over the second quarter of 2012, reflecting the impact of the Cooper Industries acquisition. Operating profits were $227 million. Excluding acquisition integration charges of $11 million during the quarter, operating profits were $238 million, up 148 percent over the second quarter of 2012.
“Combined bookings in the quarter were up 2 percent compared to the second quarter of 2012,” said Cutler. “We posted a strong 14.7 percent operating margin in Electrical Systems and Services in the second quarter.
“In both of our Electrical segments, our end markets were strongest in the U.S., the Middle East, and Latin America, with weakness in Asia Pacific and Europe,” said Cutler. “We believe sales will improve modestly from the second to third quarters, in line with the normal seasonal pattern of demand. However, overall growth in our electrical markets for 2013 is now expected to be about 2 percentage points less than our expectations at the end of the first quarter.”
Hydraulics segment sales were $772 million, an increase of less than 1 percent compared to the second quarter of 2012. Sales growth was driven by revenues from acquisitions completed in 2012, which accounted for 10 percent growth, offset by a 9 percent decline in core sales and a 1 percent decline from currency translation. Operating profits in the second quarter were $104 million. Excluding acquisition integration charges of $8 million, operating profits were $112 million, a decline of 11 percent.
“The hydraulics markets in the second quarter grew modestly compared to the first quarter,” said Cutler. “Compared to strong conditions in the second quarter of 2012, the year-over-year comparisons are negative. Reflecting this, our bookings in the quarter declined 12 percent from the second quarter of 2012.
“Our operating margin in Hydraulics rebounded to 14.5 percent in the second quarter, a significant step up from 11.9 percent in the first quarter,” said Cutler.
Aerospace segment sales were $446 million, up 2 percent over the second quarter of 2012. Operating profits in the second quarter were $67 million, an increase of 14 percent compared to a year earlier.
“Aerospace markets in the second quarter continued their modest growth, with strongest growth in the commercial OEM market,” said Cutler. “Our operating margin came in at 15.0 percent, an improvement over the 14.3 percent we realized in the first quarter.”
The Vehicle segment posted sales of $1.0 billion, down 4 percent compared to the second quarter of 2012. The segment reported operating profits of $172 million, an increase of 2 percent over the second quarter of 2012.
“Our NAFTA truck and European vehicle customers experienced generally weaker market conditions compared to the second quarter of last year,” said Cutler. “However, NAFTA Class 8 truck production grew about 20 percent from the first quarter of 2013. In addition, the South American and Asian vehicle markets posted good growth in the second quarter.
“We are pleased with our Vehicle operating margin of 17.2 percent, a marked step up from the 14.1 percent margin in the first quarter.”
Notice of conference call: Eaton's conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full year 2013 operating earnings per share, operating cash flow, capital expenditures, acquisition synergy savings, acquisition integration charges, and the performance of our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months ended June 30, 2013 are available on the company's website, www.eaton.com.
Eaton is a diversified power management company providing energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power. A global technology leader, Eaton acquired Cooper Industries plc in November 2012. The 2012 revenue of the combined companies was $21.8 billion on a pro forma basis. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2013	2012	2013	2012
Net sales	$5,602	$4,068	$10,912	$8,028

Cost of products sold	3,870	2,815	7,605	5,569
Selling and administrative expense	960	690	1,918	1,392
Research and development expense	161	106	313	211
Interest expense - net	71	30	146	58
Other expense (income) - net	6	8	(4)	11
Income before income taxes	534	419	934	787
Income tax expense	37	37	57	94
Net income	497	382	877	693
Less net income for noncontrolling interests	(3)	—	(5)	—
Net income attributable to Eaton ordinary shareholders	$494	$382	$872	$693

Net income per ordinary share
Diluted	$1.04	$1.12	$1.83	$2.04
Basic	1.04	1.13	1.84	2.06

Weighted-average number of ordinary shares outstanding
Diluted	476.3	339.5	475.7	339.6
Basic	473.4	337.0	472.6	336.2

Cash dividends declared per ordinary share	$0.42	$0.38	$0.84	$0.76

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$494	$382	$872	$693
Excluding acquisition integration charges and transaction costs (after-tax)	25	10	47	12
Operating earnings	$519	$392	$919	$705

Net income per ordinary share - diluted	$1.04	$1.12	$1.83	$2.04
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.05	0.03	0.10	0.04
Operating earnings per ordinary share	$1.09	$1.15	$1.93	$2.08
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2013	2012	2013	2012
Net sales
Electrical Products	$1,758	$903	$3,418	$1,789
Electrical Systems and Services	1,624	913	3,145	1,765
Hydraulics	772	769	1,528	1,504
Aerospace	446	436	880	866
Vehicle	1,002	1,047	1,941	2,104
Total net sales	$5,602	$4,068	$10,912	$8,028

Segment operating profit
Electrical Products	$272	$151	$513	$290
Electrical Systems and Services	227	91	437	167
Hydraulics	104	123	182	232
Aerospace	67	59	129	119
Vehicle	172	168	304	328
Total segment operating profit	842	592	1,565	1,136

Corporate
Amortization of intangible assets	(108)	(42)	(215)	(84)
Interest expense - net	(71)	(30)	(146)	(58)
Pension and other postretirement benefits expense	(43)	(39)	(81)	(80)
Inventory step-up adjustment	(1)	(1)	(34)	(3)
Other corporate expense - net	(85)	(61)	(155)	(124)
Income before income taxes	534	419	934	787
Income tax expense	37	37	57	94
Net income	497	382	877	693
Less net income for noncontrolling interests	(3)	—	(5)	—
Net income attributable to Eaton ordinary shareholders	$494	$382	$872	$693
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2013	December 31, 2012
(In millions)
Assets
Current assets
Cash	$628	$577
Short-term investments	368	527
Accounts receivable - net	3,820	3,510
Inventory	2,405	2,339
Deferred income taxes	448	442
Prepaid expenses and other current assets	560	429
Total current assets	8,229	7,824

Property, plant and equipment - net	3,749	3,823

Other noncurrent assets
Goodwill	14,049	14,211
Other intangible assets	7,186	7,468
Deferred income taxes	1,169	1,254
Other assets	875	1,704
Total assets	$35,257	$36,284

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$115	$757
Current portion of long-term debt	575	314
Accounts payable	2,045	1,879
Accrued compensation	368	463
Other current liabilities	1,878	2,057
Total current liabilities	4,981	5,470

Noncurrent liabilities
Long-term debt	9,069	9,762
Pension liabilities	1,805	2,004
Other postretirement benefits liabilities	736	740
Deferred income taxes	2,301	2,341
Other noncurrent liabilities	934	812
Total noncurrent liabilities	14,845	15,659

Shareholders’ equity
Eaton shareholders’ equity	15,388	15,113
Noncontrolling interests	43	42
Total equity	15,431	15,155
Total liabilities and equity	$35,257	$36,284
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2013 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate expense, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2012, Eaton acquired businesses in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions. These transactions and the related annual sales prior to acquisition are summarized below:

Acquired businesses	Date of transaction	Business segment	Annual sales

Cooper Industries plc (Cooper)	November 30, 2012	Electrical Products; Electrical Systems and Services	$5,409 for 2011
A diversified global manufacturer of electrical products and systems, with brands including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.

Rolec Comercial e Industrial S.A.	September 28, 2012	Electrical Systems and Services	$85 for the 12 months ended September 30, 2012
A Chilean manufacturer of integrated power assemblies and low- and medium-voltage switchgear, and a provider of engineering services serving mining and other heavy industrial applications in Chile and Peru.

Jeil Hydraulics Co., Ltd.	July 6, 2012	Hydraulics	$189 for 2011
A Korean manufacturer of track drive motors, swing drive motors, main control valves and remote control valves for the construction equipment market.

Polimer Kaucuk Sanayi ve Pazarlama A.S.	June 1, 2012	Hydraulics	$335 for 2011
A Turkish manufacturer of hydraulic and industrial hose for construction, mining, agriculture, oil and gas, manufacturing, food and beverage, and chemicals markets. This business sells its products under the SEL brand name.

Gycom Electrical Low-Voltage Power Distribution, Control and Automation	June 1, 2012	Electrical Systems and Services	$24 for 2011
A Swedish electrical low-voltage power distribution, control and automation components business.
Cooper Industries plc
On November 30, 2012, Eaton Corporation acquired Cooper for a purchase price of $13,192. The acquisition of Cooper has been accounted for using the acquisition method of accounting which requires, among other things, the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. For accounting purposes, Eaton has been treated as the acquirer in the transaction.

During the quarter ended June 30, 2013, the Company recorded adjustments to the opening balance sheet. These adjustments have been reflected in the December 31, 2012 Condensed Consolidated Balance Sheet. Adjustments were made to update Eaton's preliminary estimates primarily related to intangible assets, goodwill, certain property values and the deferred tax impact of all adjustments made.
The purchase price allocation for Cooper continues to be evaluated. As the Company finalizes the fair value of assets acquired and liabilities assumed, additional purchase price adjustments will be recorded.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended June 30
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$12	$—	$272	$151	$284	$151
Electrical Systems and Services	11	5	227	91	238	96
Hydraulics	8	3	104	123	112	126
Aerospace	—	—	67	59	67	59
Vehicle	—	—	172	168	172	168
Total business segments	31	8	$842	$592	$873	$600
Corporate	6	1
Total acquisition integration charges	$37	$9

Transaction costs
Corporate	$2	$7
Total transaction costs	$2	$7

Total acquisition integration charges and transaction costs before income taxes	$39	$16
Total after income taxes	$25	$10
Per ordinary share - diluted	$0.05	$0.03

	Six months ended June 30
	2013	2012	2013	2012	2013	2012
Acquisition integration charges
Electrical Products	$15	$—	$513	$290	$528	$290
Electrical Systems and Services	16	7	437	167	453	174
Hydraulics	20	4	182	232	202	236
Aerospace	—	—	129	119	129	119
Vehicle	—	—	304	328	304	328
Total business segments	51	11	$1,565	$1,136	$1,616	$1,147
Corporate	12	1
Total acquisition integration charges	$63	$12

Transaction costs
Corporate	$7	$7
Total transaction costs	$7	$7

Total acquisition integration charges and transaction costs before income taxes	$70	$19
Total after income taxes	$47	$12
Per common share - diluted	$0.10	$0.04

Business segment integration charges in 2013 were related primarily to the integrations of Cooper, Polimer Kaucuk Sanayi ve Pazarlama, Jeil Hydraulics and Rolec Comercial e Industrial. Business segment integration charges in 2012 were related primarily to the integrations of E. Begerow GmbH & Co. KG and Internormen Technology Group. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2013 and 2012 were related primarily to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition related transaction costs in 2013 and 2012 were related to the acquisition of Cooper. These charges were included in Selling and administrative expense, Interest expense - net and Other corporate expense - net. In Business Segment Information the charges were included in Interest expense - net and Other corporate expense - net.
See Note 1 for additional information about Cooper and other business acquisitions.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2013	2012	2013	2012
Service cost	$47	$41	$5	$4
Interest cost	56	52	8	10
Expected return on plan assets	(77)	(64)	(1)	(2)
Amortization	40	33	4	3
	66	62	16	15
Settlement loss	10	5	—	—
Total expense	$76	$67	$16	$15

	Six months ended June 30
	Pension benefit expense		Other postretirement benefits expense
	2013	2012	2013	2012
Service cost	$94	$82	$10	$8
Interest cost	113	105	17	19
Expected return on plan assets	(155)	(128)	(3)	(3)
Amortization	80	66	7	7
	132	125	31	31
Settlement loss	16	11	—	—
Total expense	$148	$136	$31	$31

Note 4. INCOME TAXES
The effective income tax rate for the second quarter of 2013 was 7.0% compared to 8.7% for the second quarter of 2012 and 6.1% for the first six months of 2013 compared to 11.9% for the first six months of 2012. The lower effective tax rate in the second quarter of 2013 was primarily attributable to the reinstatement in 2013 of the U.S. research and experimentation credit, and the effects of the Cooper transaction and integration. The lower effective tax rate in the first six months of 2013 was attributable to the items noted above, the recording of the entire 2012 U.S. research and experimentation credit in the first quarter of 2013, and enhanced utilization of foreign tax credits in the U.S.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)